                                                                     (d)(7)(iv)

[GRAPHIC]

May 22, 2007

Michael Gioffre
Senior Vice President
ING Investment Management Co.
10 State House Square
Hartford, CT 06103-3602

Dear Mr. Gioffre:

   Pursuant to Section 1 of the Sub-Advisory Agreement dated September 23, 2002, as amended (the "Agreement"), between ING Investments, LLC and ING Investment Management Co. we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING SmallCap Value Choice Fund, a series of ING Equity Trust (the "Fund"), effective upon approval by the Fund's shareholders of the Sub-Advisory Agreement with ING IM, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for each series, is attached hereto.

   Amended Schedule A has also been updated by the removal of ING Convertible Fund and ING Disciplined LargeCap Fund as these funds recently merged into other funds.

   Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Fund by signing below.

                                                  Very sincerely,

                                                  /s/ Todd Modic
                                                  ------------------------------
                                                  Todd Modic
                                                  Senior Vice President
                                                  ING Investments, LLC

ACCEPTED AND AGREED TO:
ING Investment Management Co.

By:    /s/ Jeffrey T. Becker
       --------------------------
Name:  Jeffrey T. Becker
Title: EVP, Duly Authorized

7337 E. Doubletree Ranch Rd.   Tel: 480-477-3000          ING Investments, LLC
Scottsdale, AZ 85258-2034      Fax: 480-477-2744
                               www.ingfunds.com

                              AMENDED SCHEDULE A

                              with respect to the

                            SUB-ADVISORY AGREEMENT

                                    between

                             ING INVESTMENTS, LLC

                                      and

                         ING INVESTMENT MANAGEMENT CO.

Series                                        Annual Sub-Adviser Fee
------                             ---------------------------------------------
                                   (as a percentage of average daily net assets)
ING Financial Services Fund.......    0.4500% of first $30 million of assets
                                       0.3375% of next $95 million of assets
                                    0.3150% of assets in excess of $125 million
ING Fundamental Research Fund.....    0.3150% of first $500 million of assets
                                           0.2925% of next $500 million
                                     0.2700% of assets in excess of $1 billion
ING MidCap Opportunities Fund.....    0.4500% on first $500 million of assets
                                                0.4050% thereafter
ING Opportunistic LargeCap Fund...    0.3150% of first $500 million of assets
                                           0.2925% of next $500 million
                                     0.2700% of assets in excess of $1 billion
ING SmallCap Opportunities Fund...  0.4500% of the first $100 million of assets
                                    0.4050% of the next $150 million of assets
                                    0.3600% of the next $250 million of assets
                                    0.3375% of assets in excess of $500 million
ING SmallCap Value Choice Fund....                  0.3375%/1/

--------
/1/ as a percentage of average daily net assets under the management of ING Investment Management Co.